EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related prospectus of Sapiens International Corporation N.V. dated March 11, 2013 for the registration of common shares and to the incorporation by reference therein of our report dated March 11, 2013, with respect to the consolidated financial statements of F.I.S Software Ltd. for the year ended December 31, 2010, included in the Report on Form 6-K of Sapiens International Corporation N.V. dated March 11, 2013.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Tel Aviv, Israel
March 11, 2013